FOR IMMEDIATE RELEASE

McCormick Announces Chuck Langmead’s Plan to Retire
SPARKS, Md., April 3, 2014 – McCormick & Company (NYSE:MKC) a global leader in flavor, today announced that Charles T. (Chuck) Langmead, President - Global Industrial Business, will retire effective July 1, 2014. Mr. Langmead served on McCormick’s Management Committee, its highest leadership team, for the past seven years. He also pioneered McCormick’s diversity initiative as chairman of the company’s first Diversity Council and is an Emeritus member of the Multiple Management Board, McCormick’s acclaimed professional development system.
Mr. Langmead’s 38-year career included numerous roles of increasing responsibility in sales, finance and marketing. Most of his years were spent in the Food Service business where he became General Manager in 1999. When the Food Service business combined with McCormick’s Industrial business, becoming the U.S. Industrial Group, Mr. Langmead was named President of the new organization, a role he held until his most recent position. Of note, his career path at McCormick began in 1976 in production at the former Light Street Plant in Downtown Baltimore.
“Chuck embodies McCormick’s core values. His dedication to the company and his commitment to his customers serve as a model to those who have worked with Chuck over the years,” said Alan D. Wilson, Chairman, President & CEO. “He has also demonstrated great support for his hometown as evidenced by his impactful service on a number of local community boards. Chuck is a difference maker, and he leaves a lasting imprint on McCormick.”
Mr. Langmead serves on the Board of the United Way of Central Maryland and is Chairman of the Board for the Ronald McDonald House Charities of Baltimore. He is also a member of the Board of Sponsors for Loyola University Maryland’s Sellinger School of Business and Management. He is a past member of the International Foodservice Manufacturing Association and was on the Board of Directors of the Restaurant Association of Maryland. Mr. Langmead earned a B.B.A. from Loyola University Maryland and an M.A.S. Degree from the Johns Hopkins University.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor with more than $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses – in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com

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For information contact:
Corporate Communications:
Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)